MassMutual Select Funds – N-SAR Exhibits

For Period Ending 12/31/07
File No. 811-8274

Item 77M.  Mergers

The Board of Trustees of the MassMutual Select Funds unanimously approved an Agreement and Plan of Reorganization (the “Agreement”) between the MassMutual Select Growth Equity Fund (“Growth Equity Fund”) and the MassMutual Select Blue Chip Growth Fund (“Blue Chip Growth Fund”). The Agreement provided for the transfer of all of the assets and the assumption of all of the liabilities of the Growth Equity Fund in exchange for shares of the Blue Chip Growth Fund equal in value to the relative net asset value of the outstanding shares of the Growth Equity Fund (the “Reorganization”).
Pursuant to a written consent, dated November 28, 2008, Massachusetts Mutual Life Insurance Company, in its capacity as the majority shareholder of the Growth Equity Fund, approved the transaction contemplated by the Agreement between the Growth Equity Fund and the Blue Chip Growth Fund, as presented in the Prospectus/Information Statement dated October 14, 2007.

Prior to the opening of business on December 3, 2007, the Blue Chip Growth Fund acquired all assets and liabilities of the Growth Equity Fund. The acquisition was accomplished by a tax-free exchange of 5,696,347 Class A shares, 10,934,559 Class L shares, 3,435,848 Class Y shares, 14,173,887 Class S shares and 7,746 Class N shares of the Growth Equity Fund for 4,408,209 Class A shares, 8,447,760 Class L shares, 2,661,514 Class Y shares, 10,976,378 Class S shares and 5,981 Class N shares of the Blue Chip Growth Fund. The Growth Equity Fund’s net assets at that date of $293,866,300, including $11,598,840 of net unrealized appreciation, were combined with those of the Blue Chip Growth Fund. The aggregate net assets of the Blue Chip Growth Fund immediately before the acquisition were $537,820,831. The aggregate net assets of the Blue Chip Growth Fund immediately following the acquisition were $831,687,131.

Item 77O.  Transactions Effected Pursuant to Rule 10f-3

MassMutual Select Small Cap Growth Equity Fund (Series 11)

On July 17, 2007, Registrant purchased 2,200 shares issued by Dice Holdings Inc. at a price of $13.00 per share, amounting to a $28,600 aggregate purchase price.  Jefferies & Co., an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  Morgan Stanley & Co. Inc. was the broker from whom the Fund purchased shares.

On August 8, 2007, Registrant purchased 2,900 shares issued by Wuxi Pharmatech Inc. at a price of $14.00 per share, amounting to a $40,600 aggregate purchase price.  Jefferies & Co., an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  JP Morgan Chase was the broker from whom the Fund purchased shares.

On September 19, 2007, Registrant purchased 3,500 shares issued by Athenahealth Inc. at a price of $18.00 per share, amounting to a $63,000 aggregate purchase price.  Jefferies & Co., an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  Goldman Sachs & Co. was the broker from whom the Fund purchased shares.

On September 24, 2007, Registrant purchased 10,300 shares issued by ConCur Technologies Inc. at a price of $28.50 per share, amounting to a $293,550 aggregate purchase price.  Jefferies & Co., an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  Credit Suisse Securities was the broker from whom the Fund purchased shares.

On October 3, 2007, Registrant purchased 8,900 shares issued by Aircastle Ltd. at a price of $31.75 per share, amounting to a $282,575 aggregate purchase price.  Jefferies & Co., an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  JP Morgan Chase was the broker from whom the Fund purchased shares.

On October 24, 2007, Registrant purchased 2,000 shares issued by Longtop Financial Technologies Ltd. at a price of $17.50 per share, amounting to a $35,000 aggregate purchase price.  Jefferies & Co., an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  Goldman Sachs & Co. was the broker from whom the Fund purchased shares.

MassMutual Select Small Company Growth Fund (Series 23)

On October 10, 2007, Registrant purchased 11,010 shares issued by Virgin Mobile USA, Inc. at a price of $15.00 per share, amounting to a $165,150 aggregate purchase price.  Raymond James, an affiliate of Eagle Asset Management, Inc., participated in the underwriting syndicate.  Lehman Brothers was the broker from whom the Fund purchased shares.

On October 31, 2007, Registrant purchased 50,400 shares issued by Harmonic Inc. at a price of $12.00 per share, amounting to a $604,800 aggregate purchase price.  Jefferies & Co., an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  Merrill Lynch was the broker from whom the Fund purchased shares.

On November 1, 2007, Registrant purchased 1,190 shares issued by Neutral Tandem, Inc. at a price of $14.00 per share, amounting to a $16,660 aggregate purchase price.  Raymond James, an affiliate of Eagle Asset Management, Inc., participated in the underwriting syndicate.  Morgan Stanley was the broker from whom the Fund purchased shares.

On December 13, 2007, Registrant purchased 33,700 shares issued by MEMSIC Inc. at a price of $10.00 per share, amounting to a $337,000 aggregate purchase price.  Jefferies & Co., an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  Citigroup was the broker from whom the Fund purchased shares.